Columbia Funds Series Trust I - Semi Annual N-SAR report for the period ending 3/31/11

Columbia Asset Allocation Fund
Columbia Contrarian Core Fund
Columbia Disciplined Value Fund
Columbia Dividend Income Fund
Columbia Large Cap Growth Fund
Columbia Liberty Fund
Columbia Small Cap Core Fund
(each a "Fund", collectively the "Funds")


Item 77C - Matters submitted to a vote of security holders:

Columbia Asset Allocation Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia LifeGoal(r) Balanced Growth Portfolio (the "Buying
Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
105,835,052   4,346,446         4,691,944       0

The Reorganization was effective on May 2, 2011.


Columbia Disciplined Value Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Large Value Quantitative Fund (the "Buying
Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
139,570,998   1,892,058         2,152,554       0

The Reorganization was effective on March 14, 2011.


Columbia Liberty Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia LifeGoal(r) Balanced Growth Portfolio (the "Buying
Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
178,456,344   5,904,678          9,068,016      0

The Reorganization was effective on May 2, 2011.


Columbia Contrarian Core Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
417,216,483   18,634,762        11,305,981      0


Columbia Large Cap Growth Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
824,713,811     55,300,397      21,166,539      0


Columbia Small Cap Core Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
461,944,278   20,397,987        4,932,384       0




Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On October 21, 2010, a Form Type 497, accession number 00001193125-10-233464, which included a supplement dated October 21, 2010 to the registration statement of Columbia Funds Series Trust, on behalf of Columbia Asset Allocation Fund, was filed with the SEC. This is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement disclosed, effective October 22, 2010, among other things, the following revised strategy:

Under normal circumstances, the Fund invests primarily in shares of mutual funds managed by Columbia Management Investment Advisers, LLC (the Advisor) or its affiliates (Columbia Funds), and may also invest in exchange-traded funds (ETFs) and third party-advised funds (collectively, Underlying Funds), equity and fixed income securities, including Treasury Inflation
Protected Securities (TIPS), and other instruments such as derivatives.

The Advisor uses asset allocation as its principal investment approach. The Advisor:

*	allocates the Fund's assets among asset class categories based on the historical and projected returns for each asset class.

*	chooses Columbia Funds within each asset class category and the amount that will be allocated to each Columbia Fund, based on each Columbia Fund's historical returns and expected performance.

*	may choose third party-advised Underlying Funds if a Columbia Fund within the desired asset class category is not available.

*	may invest in equity and fixed income securities, including TIPS, and other instruments such as derivatives.

*	reviews the asset allocations at least monthly, and may change these allocations when the Advisor believes it is appropriate to do so.

The Fund invests at least 25% of its total assets in fixed-income securities, including preferred stocks and fixed-income securities that, at the time of purchase, are rated below investment grade (which are commonly referred to as "junk bonds") or are unrated but determined by the Advisor to be of comparable quality, or in Underlying Funds that primarily invest in such securities.

The Fund may invest in derivatives, including commodity-related derivatives, futures, forwards, options, swap contracts and other derivative instruments. The Fund may invest in derivatives for both hedging and non-hedging purposes, including, for example, to seek to enhance returns or as a substitute for a position in an underlying asset.

The Advisor may sell investments to adjust the allocation of the Fund's assets; if the Advisor believes that an investment is no longer a suitable investment, or that other investments are more attractive; to meet redemption requests; or for other reasons.


On October 21, 2010, a Form Type 497, accession number 00001193125-10-233464, which included a supplement dated October 21, 2010 to the registration statement of Columbia Funds Series Trust, on behalf of Columbia Liberty
Fund, was filed with the SEC. This is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement disclosed, effective October 22, 2010, among other things, the termination of the Fund's sub-advisor that managed the Fund and the following revised strategy:

Under normal circumstances, the Fund invests primarily in shares of mutual funds managed by Columbia Management Investment Advisers, LLC (the Advisor) or its affiliates (Columbia Funds), and may also invest in exchange-traded funds (ETFs) and third party-advised funds (collectively, Underlying Funds), equity and fixed income securities, including Treasury Inflation
Protected Securities (TIPS), and other instruments such as derivatives.

The Advisor uses asset allocation as its principal investment approach. The Advisor:

*	allocates the Fund's assets among asset class categories based on the historical and projected returns for each asset class.

*	chooses Columbia Funds within each asset class category and the amount that will be allocated to each Columbia Fund, based on each Columbia Fund's historical returns and expected performance.

*	may choose third party-advised Underlying Funds if a Columbia Fund within the desired asset class category is not available.

*	may invest in equity and fixed income securities, including TIPS, and other instruments such as derivatives.

*	reviews the asset allocations at least monthly, and may change these allocations when the Advisor believes it is appropriate to do so.

The Fund invests in fixed-income securities, including preferred stocks and fixed-income securities that, at the time of purchase, are rated below investment grade (which are commonly referred to as "junk bonds") or are unrated but determined by the Advisor to be of comparable quality, or in Underlying Funds that primarily invest in such securities.

The Fund may invest in derivatives, including commodity-related derivatives, futures, forwards, options, swap contracts and other derivative instruments. The Fund may invest in derivatives for both hedging and non-hedging purposes, including, for example, to seek to enhance returns or as a substitute for a position in an underlying asset.

The Advisor may sell investments to adjust the allocation of the Fund's assets; if the Advisor believes that an investment is no longer a suitable investment, or that other investments are more attractive; to meet redemption requests; or for other reasons.



Item 77E - Legal Proceedings:

Information Regarding Pending and
Settled Legal Proceedings

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors
Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company (now known as RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8,
2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings.
On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court (the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v. Harris Associates, which involves issues of law similar to those presented in the Gallus case.
On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On June 4,
2010, the Eighth Circuit remanded the Gallus case to the District
Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On December 9, 2010, the District Court reinstated its July 9, 2007, summary judgment order in favor of the defendants. On January 10, 2011, plaintiffs filed a notice of appeal with the Eighth Circuit.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange
Commission (SEC) and Minnesota Department of Commerce
(MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, and various
Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf. Ameriprise
Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the RiverSource, Seligman and Threadneedle funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.